As filed with the Securities and Exchange Commission on September 15, 2006
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTATHREE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	13-4006766
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

75 Broad Street, 31st Floor
New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

deltathree, Inc. 2004 Stock Incentive Plan, as amended
deltathree, Inc. 2006 Non-Employee Director Stock Plan
(Full titles of the plans)

Eugene Serban, Esq.
Corporate Counsel and Secretary
deltathree, Inc.
75 Broad Street, 31st floor
New York, New York 10004
(212) 500-4850
(Name, address, and telephone number, including area
code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $.001 per share	2,000,000(2)	$1.65	$3,300,000	$353.10
Class A Common Stock, par value $.001 per share	500,000(4)	$1.65	$825,000	$88.28
Total			$4,125,000	$441.38

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable under the 2004 Incentive Plan (as defined below) and under the 2006 Director Plan (as defined below) to prevent dilution resulting from stock dividends, stock splits or similar transactions.

(2) Represents the aggregate number of additional shares of Class A common stock, par value $.001 per share (“Common Stock”), not previously registered which may be sold (i) upon the exercise of options which may be granted under the deltathree, Inc. 2004 Stock Incentive Plan, as amended (the “2004 Incentive Plan”); (ii) in the form of restricted stock awards under the terms of the 2004 Incentive Plan; (iii) in the form of stock grants under the 2004 Incentive Plan; or (iv) in the form of stock-based compensation under the 2004 Incentive Plan.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the Common Stock on the Nasdaq Capital Market as of September 12, 2006.

(4) Represents the aggregate number of shares of Common Stock not previously registered which may be sold in the form of restricted stock awards granted under the 2006 Non-Employee Director Stock Plan ("2006 Director Plan").

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2004 Incentive Plan and the 2006 Director Plan.

This Registration Statement on Form S-8 hereby registers an aggregate of 2,500,000 additional shares of Common Stock of deltathree, Inc. (“deltathree”) for issuance in connection with the 2004 Incentive Plan and the 2006 Director Plan. Up to 995,948 shares of Common Stock to be issued under the 2004 Incentive Plan were previously registered on January 24, 2005 (File No. 333-122242).

Pursuant to General Instruction E of Form S-8, the contents of an earlier Registration Statement on Form S-8 (Registration No. 333-122242), filed with the Securities and Exchange Commission on January 24, 2005 (the "Previous S-8"), relating to an aggregate of 1,110,948 shares of Common Stock for issuance in connection with the 2004 Incentive Plan and the 2004 Non-Employee Director Stock Option Plan, are hereby incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 29, 2006;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 filed on May 8, 2006 and June 30, 2006, filed on August 11, 2006;

•
Current Reports on Form 8-K as filed with the SEC on January 25, 2006, February 15, 2006, April 27, 2006, July 11, 2006, July 27, 2006 and September 8, 2006 (except with respect to those items furnished but not filed); and

•
The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on November 23, 1999, including any amendments or reports filed for the purpose of updating that description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the 2004 Incentive Plan or the 2006 Director Plan are available without charge to participants by contacting the Secretary, deltathree, Inc., 75 Broad Street, New York, New York 10004.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the Common Stock registered hereby is passed on for the Company by Eugene Serban, Esq. Mr. Serban is the Corporate Counsel and Secretary of the Company and is compensated by the Company as an employee. As of September 12, 2006, Mr. Serban owned 16,667 vested options to purchase shares of the Common Stock. Mr. Serban is eligible to receive stock awards under the 2004 Incentive Plan.

Item 6. Indemnification of Directors and Officers.

    Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that deltathree may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of deltathree) by reason of the fact that the person is or was a director, officer, agent or employee of deltathree or is or was serving at deltathree's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of deltathree, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of deltathree as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to deltathree, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    Deltathree's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to deltathree, Inc. or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL regarding unlawful dividends and stock purchases; or (iv)for any transaction from which the director derived an improper personal benefit. These provisions are permitted under Delaware law.

    deltathree's Amended and Restated By-laws provide that: (i) it must indemnify its directors and officers to the fullest extent permitted by Delaware law; (ii) it may indemnify its other employees and agents to the same extent that it indemnified its officers and directors, unless otherwise determined by its Board of Directors; and it must advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in deltathree's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, deltathree maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1*	Restated Certificate of Incorporation of deltathree, Inc.
4.2**	Amendment to Restated Certificate of Incorporation of deltathree, Inc.
4.3*	Amended and Restated By-laws of deltathree, Inc.
4.4*	Specimen Certificate of Class A Common Stock.
4.5*	deltathree, Inc. 1999 Stock Incentive Plan
4.6*	deltathree, Inc. 1999 Directors Compensation Plan
4.7#	deltathree, Inc. 2004 Stock Incentive Plan
4.8#	deltathree, Inc. 2004 Non-Employee Director Stock Option Plan
4.9##	First Amendment to the deltathree, Inc.2004 Stock Incentive Plan
4.10##	First Amendment to the deltathree, Inc. 2004 Non-Employee Director Stock Option Plan
4.11###	deltathree, Inc. 2006 Non-Employee Director Stock Plan
5.1	Opinion of Eugene Serban, Corporate Counsel and Secretary of the Company
regarding legality of the shares of common stock being registered
23.1	Consent of Brightman Almagor & Co.
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 333-86503).

**	Incorporated by reference to the Company's annual report on Form 10-K/A filed on April 30, 2001.

#	Incorporated by reference to the Company's registration statement on Form S-8 filed on January 24, 2005 (Registration No. 333-122242).

##	Incorporation by reference to the Company’s current report on Form 8-K filed on December 21, 2005.

###	Incorporated by reference to the Company’s current report on Form 8-K filed on September 8, 2006.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City New York and State of New York on the 14th day of September, 2006.

DELTATHREE, INC.

By:	/s/ Shimmy Zimels
Shimmy Zimels Chief Executive Officer

POWER OF ATTORNEY

    The registrant and each person whose signature appears below constitutes and appoints Shimmy Zimels, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith,with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Shimmy Zimels	Chief Executive Officer, President and Director	September 14, 2006
Shimmy Zimels	(Principal Executive Officer and Principal Financial and
Accounting Officer)

/s/ Noam Bardin	Chairman of the Board of Directors	September 14, 2006
Noam Bardin

/s/ Ilan Biran	Director	September 14, 2006
Ilan Biran

/s/ Benjamin Broder	Director	September 14, 2006
Benjamin Broder

/s/ Lior Samuelson	Director	September 14, 2006
Lior Samuelson

DELTATHREE, INC.

INDEX TO EXHIBITS FILED WITH
FORM S-8 REGISTRATION STATEMENT

EXHIBIT NUMBER	DESCRIPTION
4.1*	Restated Certificate of Incorporation of deltathree, Inc.
4.2**	Amendment to Restated Certificate of Incorporation of deltathree, Inc.
4.3*	Amended and Restated By-laws of deltathree, Inc.
4.4*	Specimen Certificate of Class A Common Stock.
4.5*	deltathree, Inc. 1999 Stock Incentive Plan
4.6*	deltathree, Inc. 1999 Directors Compensation Plan
4.7#	deltathree, Inc. 2004 Stock Incentive Plan
4.8#	deltathree, Inc. 2004 Non-Employee Director Stock Option Plan
4.9##	First Amendment to the deltathree, Inc.2004 Stock Incentive Plan
4.10##	First Amendment to the deltathree, Inc. 2004 Non-Employee Director Stock Option Plan
4.11###	deltathree, Inc. 2006 Non-Employee Director Stock Plan
5.1	Opinion of Eugene Serban, Corporate Counsel and Secretary of the Company regarding legality of the shares of common stock being registered
23.1	Consent of Brightman Almagor & Co.
23.2	Consent of Counsel (included in Exhibit 5.1 to this Registration Statement on Form S-8)
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 333-86503).

**	Incorporated by reference to the Company's annual report on Form 10-K/A filed on April 30, 2001.

#	Incorporated by reference to the Company's registration statement on Form S-8 filed on January 24, 2005 (Registration No. 333-122242).

##	Incorporation by reference to the Company’s current report on Form 8-K filed on December 21, 2005.

###	Incorporated by reference to the Company’s current report on Form 8-K filed on September 8, 2006.